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                                                                      EXHIBIT 11

             SONOCO PRODUCTS COMPANY AND CONSOLIDATED SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

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                                                            Years Ended December 31
                                                     ---------------------------------------------
                                                         1996             1995             1994
                                                         ----             ----             ----
Primary Earnings:
-----------------
 Net income available to common shareholders         $   163,675      $   156,756      $   122,086
                                                     ===========      ===========      ===========

 Weighted average number of common
  shares outstanding                                  90,512,746       91,138,507       91,444,613

 Assuming exercise of options  reduced by
  the number of shares that could have been
  purchased (at average price) with proceeds
  from exercise of such options                        2,110,304       1, 807,531          873,055
                                                     -----------      -----------      -----------

 Weighted average number of shares
  outstanding as adjusted                             92,623,050       92,946,038       92,317,668
                                                     ===========      ===========      ===========

 Primary earnings per common share                   $      1.77      $      1.68      $      1.32
                                                     ===========      ===========      ===========

Assuming Full Dilution:
-----------------------

 Net income available to common shareholders         $   163,675      $   156,756      $   122,086
                                                     ===========      ===========      ===========

 Elimination of preferred dividends                        7,196            7,763            7,763

 Fully diluted net income                            $   170,871      $   164,519      $   129,849
                                                     ===========      ===========      ===========

 Weighted average number of common
  shares outstanding                                  90,512,746      91,138,507        91,444,613

 Assuming exercise of options reduced by the
  number of shares that could have been
  purchased (at the higher of the end-of-year
  price or the yearly average) with proceeds
  from exercise of such options                        2,137,188       2,092,403           873,056

Assuming conversion of preferred stock                 6,001,995       7,155,300         7,155,300
                                                     -----------     -----------       -----------

Weighted average number of common
  shares outstanding as adjusted                     98,651,929      100,386,210        99,472,969
                                                     ==========      ===========       ===========

 Earnings per common share assuming
  full dilution                                      $      1.73     $       1.64      $      1.31
                                                     ===========     ============      ===========
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